Exhibit 10.2

PROMISSORY NOTE

$594,000	July 1, 2015
Rincon, Georgia

FOR VALUE RECEIVED, Studioplex City Rentals, LLC, a Nevada limited liability company (the "Obligor"), hereby promises to pay to the order of Apple Box Productions, Inc., a Florida corporation (the "Holder"), the principal sum of Five Hundred Ninety-Four Thousand Dollars ($594,000), together with interest on the outstanding principal balance hereof at the rate provided herein. This is the “Note” referred to in that certain Purchase and Sale Agreement by and between Holder and Obligor dated of even date herewith (the “Purchase Agreement”). Capitalized terms used and not otherwise defined herein shall have the meanings assigned to them in the Purchase Agreement. This Note shall be governed by the following provisions:

1.     Payments. The Obligor shall pay interest and principal hereunder as follows: (a) a lump sum payment of Ninety-Four Thousand Dollars ($94,000) (the “Initial Payment”) on or before the sixtieth (60th) day following the Closing Date, (b) installments of principal and interest in an amount equal to the greater of (i) seventy percent (70%) of Obligor’s Monthly Net Rental Income (as defined in the Purchase Agreement) or (ii) Twenty-Five Thousand Dollars ($25,000) shall be payable on the 10th day of each calendar month commencing on the tenth day of the third month following the Closing Date; and (c) all remaining outstanding principal hereunder, together with all then accrued and unpaid interest, shall be due on the first anniversary of the date hereof.

2.     Interest. Interest shall accrue on the outstanding principal balance of this Note at an annual percentage rate of eight percent (8%).

3.     Prepayment. The Obligor may prepay this Note in whole or in part at any time without penalty. All proceeds payable to Lender pursuant to Section 4.3(d) of the Security Agreement (as defined below), shall be applied to the Initial Payment.

4.     Application of Payments. All payments hereunder shall be applied first to interest and then to principal.

5.     Security. This Note is made in connection with, and is secured by, that certain Security Agreement of equal date herewith (the “Security Agreement”). Reference is hereby made to the Security Agreement for the provisions, among others, with respect to the custody and application of the Collateral (as defined therein), the nature and extent of the security provided thereunder, the rights, duties, and obligations of Obligor, and the rights of the Holder.

6.     Default. Any of the following events shall be considered an "Event of Default":

a.        Nonpayment of any amount payable hereunder when and as the same shall be due;

b.        Any default under the Senior Note (as defined in the Intercreditor Agreement);

c.        Obligor shall enter into an assignment for the benefit of creditors, file a voluntary petition in bankruptcy, be adjudicated as bankrupt or insolvent, or seek or consent to, or acquiesce in, the appointment of any trustee or receiver for its or any substantial part of its property, or shall become unable to pay its debts and obligations as they come due;

d.        Obligor shall file any answer admitting, or fail to deny, the material allegations of any insolvency petition filed against it; or

e.        Any covenant, agreement or condition in this Note or the Purchase Agreement or any Loan Document is not fully and timely performed, observed or kept, subject to any applicable grace or cure period.

If any Event of Default shall occur, the Holder may declare, the outstanding principal of this Note, all accrued and unpaid interest hereunder and all other amounts payable under this Note to be forthwith due and payable. Borrower shall have ten (10) business days from the Event of Default in order to cure any breach causing the Event of Default (“Cure Period”). Such remedies as detailed herein shall not be exercised by the Lender within the Cure Period or if Borrower has remedied the Event of Default. Subject to the forgoing, thereupon, the outstanding principal of this Note, all such interest and all such amounts shall become and be forthwith due and payable, without presentment, demand, protest or further notice of any kind, all of which are hereby expressly waived by the Obligor.

7.     Miscellaneous. The Obligor and all sureties, endorsers and guarantors of this Note shall make all payments hereunder in lawful money of the United States at the Holder’s address set forth herein or at such other place as the Holder may designate in writing. The remedies of the Holder as provided herein shall be cumulative and concurrent, and may be pursued singly, successively or together, at the sole discretion of the Holder and may be exercised as often as occasion therefor shall arise. No act of omission or commission of the Holder, including specifically any failure to exercise any right, remedy or recourse, shall be effective, unless set forth in a written document executed by the Holder, and then only to the extent specifically recited therein. A waiver or release with reference to one event shall not be construed as continuing, as a bar to, or as a waiver or release of any subsequent right, remedy or recourse as to any subsequent event. This Note shall be construed and enforced in accordance with Florida law and shall be binding on the successors and assigns of the parties hereto. The term "Holder" as used herein shall mean any holder of this Note and his successors, assigns and heirs. Obligor agrees to pay to Holder on demand all costs and expenses incurred by Holder in seeking to collect this Note, including court costs and reasonable attorneys’ fees, paralegals’ fees and expenses, whether or not suit is filed hereon, or whether in connection with bankruptcy, insolvency or appeal. The terms of this Note will bind and inure to the benefit of the heirs, devisees, representatives, successors and assigns of the Holder. Obligor irrevocably and unconditionally submits to the exclusive jurisdiction of courts having jurisdiction and sitting in Jacksonville, Florida, and any appellate court thereof, in any suit, action or proceeding arising out of or relating to this Note or for recognition or enforcement of any judgment, and each of the parties hereto irrevocably and unconditionally agrees that all claims in respect of any such suit, action or proceeding may be heard and determined in such relevant court.

STUDIOPLEX CITY RENTALS, LLC

By:
Roger Miguel, Chief Executive Officer